Exhibit 99.1

GENCOR RELEASES FIRST QUARTER FISCAL 2021 RESULTS

February 12, 2021 (PRIME NEWSWIRE) - Gencor Industries, Inc. (Nasdaq: GENC) announced today net revenues of $19.0 million for the quarter ended December 31, 2020 compared to $18.0 million for the quarter ended December 31, 2019. There were no revenues generated by the Blaw-Knox paver product line during the quarter ended December 31, 2020, as the facility was being readied to begin production. Gross margins were 15.7% for the quarter ended December 31, 2020 compared to 24.0% for the quarter ended December 31, 2019. The gross profit margins for the quarter ended December 31, 2020 were negatively impacted by unabsorbed manufacturing labor and overhead expenses related to the Blaw-Knox paver product line. Excluding these Blaw-Knox expenses, the gross profit margin for the quarter ended December 31, 2020, would have been 23.5%, with increases in steel prices contributing to the lower overall gross margins.

Product engineering and development expenses increased $79,000 to $845,000 for the quarter ended December 31, 2020, as compared to $766,000 for the quarter ended December 31, 2019, due primarily to engineering wages and benefits related to the Blaw-Knox paver product line. Selling, general and administrative (“SG&A”) expenses increased by $812,000 to $3,194,000 for the quarter ended December 31, 2020, compared to the quarter ended December 31, 2019. The increase in SG&A expenses was primarily due to professional fees, salaries, travel and other acquisition related expenses. In addition, increased advertising expenses contributed to the higher SG&A expenses during the first quarter of fiscal 2021.

Operating income decreased from $1,172,000 for the quarter ended December 31, 2019 to an operating loss of $(1,058,000) for the quarter ended December 31, 2020, due primarily to the operational start-up costs related to the Blaw-Knox acquisition.

For the quarter ended December 31, 2020, the Company had non-operating income of $3.0 million compared to non-operating income of $1.9 million for the quarter ended December 31, 2019. Interest income for the quarter ended December 31, 2020, included $456,000 collected from a customer due to permitting delays. Included in non-operating income for the quarter ended December 31, 2020 were net realized and unrealized gains on marketable securities of $2.2 million, due to a strong domestic stock market during the quarter ended December 31, 2020.

The effective income tax rate for the quarters ended December 31, 2020 and December 31, 2019 was 20.0%. Net income for the quarter ended December 31, 2020 was $1.6 million, or $0.11 per basic and diluted share, compared to net income of $2.5 million, or $0.17 per basic and diluted share for the quarter ended December 31, 2019.

At December 31, 2020, the Company had $116.0 million of cash and marketable securities compared to $125.1 million at September 30, 2020. The Company acquired the Blaw-Knox paver product line in October 2020 with cash on hand. Net working capital was $151.3 million at December 31, 2020. The Company had no short-term or long-term debt outstanding at December 31, 2020.

The Company’s backlog was $32.1 million at December 31, 2020 compared to $30.9 million at December 31, 2019.

John Elliott, Gencor’s CEO, commented, “First quarter revenues of $19 million reflect a moderate increase from the prior year even though some customers delayed placing equipment orders. Sales activity improved later in the quarter and reflected a typical first quarter level.

Gross profit margin in the first quarter of fiscal 2021 declined as steel prices increased throughout the quarter. We have experienced a further increase in steel prices in January and February 2021. The company closely monitors steel prices and from time to time has locked in prices with key suppliers for six to twelve months.

As expected, we closed the Blaw-Knox acquisition and have been in the process of transferring the fixed assets and inventory purchased to a leased facility. During the quarter, we prepared the facility for production. We incurred typical start-up costs, including IT hardware and software, capex, IT and other professional fees, and hiring of key personnel.

We begin calendar 2021 with some optimism that the new administration will receive bipartisan support to successfully approve and fund a Federal infrastructure bill, a portion of which would be used for highways. Prior administrations have proposed smaller infrastructure bills with little bipartisan support and success. Barring incremental Federal funding for infrastructure, we anticipate sales to be at historical norms for the remainder of fiscal 2021.”

Gencor Industries is a leading manufacturer of heavy machinery used in the production and application of highway construction materials and environmental control equipment.

GENCOR INDUSTRIES, INC.

Condensed Consolidated Income Statements

For the Quarters Ended December 31, 2020 and 2019

(Unaudited)

	2020	2019
Net revenue	$18,964,000	$18,030,000
Cost of goods sold	15,983,000	13,710,000

Gross profit	2,981,000	4,320,000

Operating expenses:
Product engineering and development	845,000	766,000
Selling, general and administrative	3,194,000	2,382,000

Total operating expenses	4,039,000	3,148,000

Operating income (loss)	(1,058,000)	1,172,000

Other income (expense), net:
Interest and dividend income, net of fees	804,000	632,000
Realized and unrealized gains on marketable securities, net	2,193,000	1,317,000
Other	—	(10,000)

	2,997,000	1,939,000

Income before income tax expense	1,939,000	3,111,000
Income tax expense	388,000	622,000

Net income	$1,551,000	$2,489,000

Basic earnings per common share	$0.11	$0.17

Diluted earnings per common share	$0.11	$0.17

GENCOR INDUSTRIES, INC.

Condensed Consolidated Balance Sheets

	December 31, 2020 (Unaudited)	September 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$23,957,000	$35,584,000
Marketable securities at fair value (cost of $90,158,000 at December 31, 2020 and $89,514,000 at September 30, 2020)	92,049,000	89,498,000
Accounts receivable, less allowance for doubtful accounts of $360,000 at December 31, 2020 and $442,000 at September 30, 2020	2,764,000	1,992,000
Costs and estimated earnings in excess of billings	4,709,000	6,405,000
Inventories, net	35,473,000	27,090,000
Prepaid expenses	1,114,000	1,189,000

Total current assets	160,066,000	161,758,000

Property and equipment, net	12,087,000	8,341,000
Other long-term assets	1,159,000	995,000

Total Assets	$173,312,000	$171,094,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,224,000	$1,728,000
Customer deposits	2,697,000	3,853,000
Accrued expenses	2,386,000	2,605,000
Current operating lease liabilities	420,000	328,000

Total current liabilities	8,727,000	8,514,000

Deferred and other income taxes	1,128,000	746,000
Non-current operating lease liabilities	686,000	614,000

Total liabilities	10,541,000	9,874,000

Commitments and contingencies
Shareholders’ equity:
Preferred stock, par value $.10 per share; 300,000 shares authorized; none issued	—	—
Common stock, par value $.10 per share; 15,000,000 shares authorized; 12,287,337 shares issued and outstanding at December 31, 2020 and September 30, 2020	1,229,000	1,229,000
Class B Stock, par value $.10 per share; 6,000,000 shares authorized; 2,318,857 shares issued and outstanding at December 31, 2020 and September 30, 2020	232,000	232,000
Capital in excess of par value	12,331,000	12,331,000
Retained earnings	148,979,000	147,428,000

Total shareholders’ equity	162,771,000	161,220,000

Total Liabilities and Shareholders’ Equity	$173,312,000	$171,094,000

Caution Concerning Forward Looking Statements - This press release and our other communications and statements may contain “forward-looking statements,” including statements about our beliefs, plans, objectives, goals, expectations, estimates, projections and intentions. These statements are subject to significant risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. The words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements, by their nature, are subject to risks and uncertainties. Our actual future results may differ materially from those set forth in our forward-looking statements. For information concerning these factors and related matters, see our Annual Report on Form 10-K for the year ended September 30, 2020; (a) “Risk Factors” in Part I, Item 1A and (b) “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7. However, other factors besides those referenced could adversely affect our results, and you should not consider any such list of factors to be a complete set of all potential risks or uncertainties. Any forward-looking statements made by us herein speak as of the date of this press release. We do not undertake to update any forward-looking statement, except as required by law.

Contact:	Eric Mellen, Chief Financial Officer

407-290-6000